                                 AMENDMENT NO. 2
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


     This Amendment dated as of July 18, 2005, amends the Master Investment Advisory Agreement (the "Agreement"), dated November 25, 2003, between AIM Sector Funds, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, the parties desire to amend the Agreement to delete AIM Health Sciences Fund from the Agreement;

     NOW, THEREFORE, the parties agree as follows;

     1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                   "APPENDIX A
                            FUNDS AND EFFECTIVE DATES

Name of Fund                             Effective Date of Advisory Agreement
------------                             ------------------------------------
AIM Energy Fund                                  November 25, 2003

AIM Financial Services Fund                      November 25, 2003

AIM Gold & Precious Metals Fund                  November 25, 2003

AIM Leisure Fund                                 November 25, 2003

AIM Technology Fund                              November 25, 2003

AIM Utilities Fund                               November 25, 2003"

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                                   "APPENDIX B
                           COMPENSATION TO THE ADVISOR

     The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                                 AIM Energy Fund
                           AIM Financial Services Fund
                         AIM Gold & Precious Metals Fund
                                AIM Leisure Fund
                               AIM Technology Fund
                               AIM Utilities Fund

     Net Assets                                              Annual Rate
     ----------                                              -----------
     First $350 million ....................................... 0.75%
     Next $350 million ........................................ 0.65%
     Next $1.3 billion ........................................ 0.55%
     Next $2 billion .......................................... 0.45%
     Next $2 billion .......................................... 0.40%
     Next $2 billion ......................................... 0.375%
     Over $8 billion .......................................... 0.35%"

     2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                            AIM SECTOR FUNDS


Attest: /s/ John H. Lively                  By: /s/ Robert H. Graham
        ----------------------------            ------------------------------
        Assistant Secretary                     Robert H. Graham
                                                President

(SEAL)


                                            A I M ADVISORS, INC.


Attest: /s/ John H. Lively                  By: /s/ Mark H. Williamson
        ----------------------------            ------------------------------
        Assistant Secretary                     Mark H. Williamson
                                                President


(SEAL)

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